As filed with the Securities and Exchange Commission on August 5, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190347

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-167122

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159573

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145862

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138414

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126106

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-70580

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-60323

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-05965

UNDER

THE SECURITIES ACT OF 1933

EMERITUS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1605464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

EMERITUS CORPORATION 2009 EMPLOYEE STOCK PURCHASE PLAN

EMERITUS CORPORATION 2006 EQUITY INCENTIVE PLAN

EMERITUS CORPORATION AMENDED AND RESTATED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

EMERITUS CORPORATION AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN

EMERITUS CORPORATION AMENDED 1998 EMPLOYEE STOCK PURCHASE PLAN

EMERITUS CORPORATION AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN

1998 EMPLOYEE STOCK PURCHASE PLAN

EMERITUS CORPORATION 1995 STOCK INCENTIVE PLAN

EMERITUS CORPORATION 1995 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

(Full title of the plans)

Chad C. White

Vice President and Secretary

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(206) 298-2909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Emeritus Corporation, a Washington corporation (the “Company”), with the Securities and Exchange Commission:

1.	Registration Statement No. 333-190347, filed on August 2, 2013, registering an additional 3,034,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the Emeritus Corporation Amended and Restated 2006 Equity Incentive Plan;

2.	Registration Statement No. 333-167122, filed on May 27, 2010, registering an additional 2,800,000 shares of Common Stock, issuable under the Emeritus Corporation Amended and Restated 2006 Equity Incentive Plan, and an additional 200,000 shares of Common Stock, issuable under the Emeritus Corporation Amended and Restated Stock Option Plan for Non-Employee Directors;

3.	Registration Statement No. 333-159573, filed on May 29, 2009, registering an additional 400,000 shares of Common Stock, issuable under the Emeritus Corporation 2009 Employee Stock Purchase Plan;

4.	Registration Statement No. 333-145862, filed on September 4, 2007, registering an additional 2,000,000 shares of Common Stock, issuable under the Emeritus Corporation 2006 Equity Incentive Plan;

5.	Registration Statement No. 333-138414, filed on November 3, 2006, registering an additional 1,000,000 shares of Common Stock, issuable under the Emeritus Corporation 2006 Equity Incentive Plan;

6.	Registration Statement No. 333-126106, filed on June 24, 2005, registering an additional 200,000 shares of Common Stock, issuable under the Emeritus Corporation Amended and Restated Stock Option Plan for Non-Employee Directors;

7.	Registration Statement No. 333-70580, filed on October 1, 2001, registering an additional 400,000 shares of Common Stock, issuable under the Emeritus Corporation Amended and Restated 1995 Stock Incentive Plan, and an additional 200,000 shares of Common Stock, issuable under the Emeritus Corporation Amended 1998 Employee Stock Purchase Plan;

8.	Registration Statement No. 333-60323, filed on July 31, 1998, registering an additional 350,000 shares of Common Stock, issuable under the Amended and Restated 1995 Stock Incentive Plan, and an additional 200,000 shares of Common Stock, issuable under the 1998 Employee Stock Purchase Plan; and

9.	Registration Statement No. 333-05965, filed on June 14, 1996, registering an additional 1,250,000 shares of Common Stock, issuable under the Emeritus Corporation 1995 Stock Incentive Plan and the Emeritus Corporation 1995 Stock Option Plan for Nonemployee Directors.

On July 31, 2014, pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 20, 2014, by and among the Company, Brookdale Senior Living Inc., a Delaware corporation (“Brookdale”), and Broadway Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Brookdale (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Brookdale (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to the Registration Statements. Accordingly, pursuant to undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these post-effective amendments to the Registration Statements to deregister all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, Washington, on this 5th day of August, 2014.

EMERITUS CORPORATION

By:	/s/ Chad C. White
Name: Chad C. White
Title: Vice President and Secretary

Note: no other person is required to sign these post-effective amendments to Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.